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                                                                      EXHIBIT 99

[LOGO OF PPG]


                                                      PPG Industries, Inc.
                                                      One PPG Place
                                                      Pittsburgh, Pa. 15272 USA
                                                      www.ppg.com
News
                                                      Contact:
                                                      Jeff Worden
                                                      412-434-3046

                                                      Investors:
                                                      William H. Hernandez
                                                      412-434-2102

PPG provides guidance

PITTSBURGH, Nov. 20, 2002 - Earnings of PPG Industries for the fourth quarter are forecast to be between 55 and 60 cents a share, according to Raymond W. LeBoeuf, chairman and chief executive officer.

First Call's current estimate range for PPG is 70 cents to 83 cents. Per share earnings in the fourth quarter of 2001 were 49 cents.

"Sales and earnings for the quarter will be ahead of last year's fourth quarter, primarily in coatings and chemicals. Nevertheless, the continued slowdown in overall industrial production continues to dampen our earnings performance," LeBoeuf said.

"Typically several of our businesses experience seasonal slowdowns in the fourth quarter, such as architectural coatings and optical products. We are also experiencing slower-than-expected increases in our commodity chemical prices."

Pittsburgh-based PPG is a global supplier of coatings, glass, fiber glass and chemicals, with 120 manufacturing facilities and equity affiliates in 23 countries. Sales in 2001 were $8.2 billion.

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                            Forward-Looking Statement

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company's current view with respect to future events and financial performance. These matters involve risks and uncertainties that affect the company's operations, as discussed in PPG Industries' reports filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company's forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in those rates, and the unpredictability of possible future litigation. Further, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may significantly affect the realization of forward-looking statements.

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Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the company's consolidated financial condition, operations or liquidity.